SUPPLEMENT dated March 29, 2005

(to Prospectus Supplement Dated March 25, 2005

to Prospectus Dated December 1, 2004)

$335,083,627

(Approximate)

Mortgage Pass-Through Certificates, Series 2005-3F

GSR Mortgage Loan Trust 2005-3F

Issuer

GS Mortgage Securities Corp.

Depositor

JPMorgan Chase Bank, National Association

Master Servicer

Wachovia Bank, National Association

Trustee

JPMorgan Chase Bank, National Association

Securities Administrator

Countrywide Home Loans Servicing LP

IndyMac Bank, F.S.B.

National City Mortgage Co.

Servicers

Notwithstanding anything to the contrary on pages S-9, S-10, S-50 and S-81 of the accompanying Prospectus Supplement, (i) the "Interest Accrual Period" for any Distribution Date and the Class 1A-11 and Class 1A-13 Certificates, means the immediately preceding calendar month, (ii) for the first Distribution Date, interest on the Class 1A-11 and Class 1A-13 Certificates will accrue from March 1, 2005 and (iii) the following table is hereby incorporated on page S-73 of the accompanying Prospectus Supplement immediately before “Servicing Compensation and Payment of Expenses”.

	At February 28 (29),		At December 31,
	2000	2001	2001	2002	2003	2004
	(Dollar Amounts in Thousands, Except Losses on Liquidated Mortgage Loans)
Volume of Loans(1)	$17,759,361	$21,250,550	$25,658,250	$33,455,108	$ 47,663,628	$ 72,859,061
Delinquent Mortgage Loans and Pending Foreclosures at Period End
30 – 59 days	1.36%	1.61%	1.89%	2.11%	1.80%	2.08%
60 – 89 days	0.22	0.28	0.39	0.53	0.43	0.58
90 days or more (excluding pending foreclosures)	0.16	0.14	0.23	0.35	0.31	0.65
Total of delinquencies	1.75%	2.03%	2.50%	2.99%	2.53%	3.30%
Foreclosure pending	0.16%	0.27%	0.31%	0.31%	0.31%	0.30%
Total delinquencies and Foreclosures pending	1.91%	2.30%	2.82%	3.31%	2.84%	3.61%
Losses on liquidated loans(2)	$(3,076,240)	$(2,988,604)	$(5,677,141)	$(10,788,657)	$(16,159,208)	$(24,758,566)

(1)

“Volume of loans” reflects both performing and delinquent mortgage loans in the servicing portfolio on the dates indicated.

(2)

“Losses on liquidated loans” reflect the losses accumulated during (i) the years ended on February 29, 2000 and February 28, 2001, (ii) the 10-month period ending on December 31, 2001 and (iii) the years ended on December 31, 2002, December 31, 2003, and December 31, 2004, respectively.

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Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying Prospectus Supplement.